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                                                                     EXHIBIT 5.1

                          [LETTERHEAD OF LATHAM & WATKINS]

                                 July 10, 1998

                                                                      (File No.)
                                                                     022122-0000
Assisted Living Concepts, Inc.
9955 S.E. Washington, Suite 201
Portland, Oregon  97216

          Re:  Assisted Living Concepts, Inc.
               Common Stock, par value $.01 per share
               --------------------------------------

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,508,000 shares of Common Stock, par value $.01 per share (the "Shares"), to be sold by Assisted Living Concepts, Inc. (the "Company") under The Amended and Restated 1994 Stock Option Plan and The Non-Executive Employee Equity Participation Plan (collectively, the "Plans"). We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Plans and delivery and payment of the consideration therefor, such Shares will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an Exhibit to the Registration Statement.

                    Very truly yours,


                    LATHAM & WATKINS